Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 13th day of January, 2017, by and between MTS Systems Corporation (“MTS”), a Minnesota corporation, and William E. Bachrach (the “Consultant”).
In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Scope of Work
The scope of work will be divided into two categories: “base line tasks” and “special projects.”
Base line tasks include, but are not limited to, serving as an advisor to MTS in the transition of Test leadership from the Consultant to Steve Harrison, President, Vehicles and Structures, and William Becker, President, Materials Test Systems, and other advisory matters as requested by MTS.
Special projects are projects that require dedicated and sustained involvement for a specified period of time and must be pre-approved on a case-by-case basis by MTS’s CEO or CFO. Examples of special projects include, but are not limited to, strategic scenario analysis and assessment.
2. Term
This Agreement will begin on January 14, 2017 and end on March 31, 2017. The Agreement may be terminated or amended at any time and upon such terms as are agreed to, in writing, by the parties.
3. Fees
The monthly retainer for base line tasks will be $10,000 with such amount prorated for any partial month and is guaranteed for the term of this Agreement. It is anticipated that the base line retainer will cover approximately five days of consulting services per month, on average, over the term of the Agreement. The fee for special projects will be $2,000 per day.
Expenses incurred for either base line tasks or special projects must be approved in advance by MTS’s CEO. The Consultant will issue an invoice to MTS monthly, listing the base line task retainer and itemizing any special project fees and/or expenses. The retainer and any fees and expenses will be paid monthly, within fifteen days of receipt of the Consultant’s invoice.

4. Confidentiality
Consultant will not disclose to any other person, without MTS’s prior written consent, any information acquired from or about MTS relating to the subject matter or scope of work covered by this Agreement unless such information becomes publicly known through no fault or act of the Consultant or is received by the Consultant from a third party (other than employees or representatives of MTS) without breach of any agreement by the Consultant or the third party. The obligation of confidentiality shall not apply to information required to be publicly disclosed by judicial order or government requirements, provided that the Consultant gives MTS sufficient notice of any subpoena or request from a government agency, prior to disclosing the requested information, to seek an appropriate protective order.
5. Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, excluding its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first referenced above.

MTS	CONSULTANT

/s/ Jeffrey A. Graves	/s/ William E. Bachrach

MTS Systems	William E. Bachrach
By: Jeffrey A. Graves
President & CEO